Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811
July 5, 2023
Transphorm, Inc.
75 Castilian Drive
Goleta, CA 93117
Re:     Public Offering of Subscription Rights of Transphorm, Inc.
Ladies and Gentlemen:
We have acted as counsel to Transphorm, Inc., a Delaware corporation (the “Company”), in connection with (i) the filing by the Company with the Securities and Exchange Commission (the “Commission”) on September 20, 2022 of a Registration Statement on Form S-3 (Reg. No. 333-267522) under the Securities Act of 1933, as amended (the “Act”), and declared effective on September 29, 2022 (the “Registration Statement”), including the prospectus dated September 29, 2022 included therein (the “Base Prospectus”), and (ii) the filing by the Company with the Commission on July 5, 2023 of a prospectus supplement dated July 5, 2023 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) pursuant to Rule 424(b) under the Act. Pursuant to the Prospectus Supplement, the Company plans to distribute non-transferable subscription rights (the “Rights) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) to its stockholders as of the Record Date (as defined in the Prospectus Supplement), entitling the holders thereof to purchase an aggregate of up to 4,545,454 shares of Common Stock, at a ratio of one Right to purchase 0.07655623 of a share of Common Stock. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.
We have examined copies of the Registration Statement, together with the documents incorporated by reference therein, and the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), is currently effective under the Act; (e) that the securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (f) with respect to shares of Common Stock offered by the Company, that there will be sufficient shares of Common Stock authorized under the Company's organizational documents that are not otherwise reserved for issuance; and (g) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
Based on such examination, we are of the opinion that:
1.The Rights, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
2.The Common Stock deliverable upon valid exercise of the Rights, including without limitation, payment of the consideration therefor as contemplated in the Prospectus, when
AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

Transphorm, Inc.
July 5, 2023

issued and delivered as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.
Our opinion that any document is legal, valid and binding is qualified as to:
(a)limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
(b)rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
(c)the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.
We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof for incorporation by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE